Exhibit 10.9.1

Compensation of Non-Employee Directors (currently consisting of all members of the Board of Directors other than Michael Small)

On June 16, 2016, the Board of Directors approved the following changes to Board compensation:

Each non-employee director other than the Chairman of the Board will be paid annual compensation of $190,000 (formerly $150,000), consisting of $50,000 in cash (unchanged), $70,000 in stock options (formerly $50,000) and $70,000 in deferred stock units (formerly $50,000).

•	The non-employee Chairman of the Board will be paid annual compensation of $265,000 (formerly $225,000), consisting of $75,000 in cash (unchanged), $95,000 in stock options (formerly $75,000) and $95,000 in deferred stock units (formerly $75,000).

•	The chair of the Audit Committee will receive additional annual compensation of $20,000 in cash (unchanged).

•	The chair of the Compensation Committee will receive additional annual compensation of $15,000 in cash (formerly $10,000).

•	The chair of the Nominating and Governance Committee will receive additional annual compensation of $10,000 in cash (formerly $5,000).

•	All of these amounts will be paid quarterly beginning with the quarter ending September 30, 2015, with cash payments payable on or before the end of the quarter and deferred stock and option grants dated the last business day of the quarter.

The Board also implemented a stock retention requirement. Directors will be required to retain shares received upon exercise of stock options or settlement of deferred stock units (on an after-tax net basis) until the earlier of one year following termination of Board service or a Change in Control (as defined in the Company’s 2013 Omnibus Incentive Plan). This retention policy shall apply only to options and deferred stock units granted on and after September 30, 2015.